Exhibit 99.1

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2008	December 31, 2007
	($ in millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,964	$1
Accounts receivable	1,330	1,074
Short-term derivative instruments	463	203
Inventory	292	87
Other	62	31

Total Current Assets	4,111	1,396

PROPERTY AND EQUIPMENT:
Natural gas and oil properties, at cost based on full-cost accounting:
Evaluated natural gas and oil properties	28,498	27,656
Unevaluated properties	11,135	5,641
Less: accumulated depreciation, depletion and amortization of natural gas and oil properties	(8,618)	(7,112)

Total natural gas and oil properties, at cost based on full-cost accounting	31,015	26,185
Other property and equipment:
Natural gas gathering systems and treating plants	2,043	1,135
Buildings and land	1,393	816
Drilling rigs and equipment	246	106
Natural gas compressors	136	63
Other	426	327
Less: accumulated depreciation and amortization of other property and equipment	(414)	(295)

Total Other Property and Equipment	3,830	2,152

Total Property and Equipment	34,845	28,337

OTHER ASSETS:
Investments	603	612
Long-term derivative instruments	157	4
Other assets	302	385

Total Other Assets	1,062	1,001

TOTAL ASSETS	$40,018	$30,734

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS — (Continued)

(Unaudited)

	September 30, 2008	December 31, 2007
	($ in millions)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,564	$1,262
Accrued liabilities	846	712
Short-term derivative instruments	123	174
Revenues and royalties due others	647	433
Income taxes payable	171	5
Deferred income tax liability	99	—
Accrued interest	151	175

Total Current Liabilities	3,601	2,761

LONG-TERM LIABILITIES:
Long-term debt, net	14,345	10,950
Deferred income tax liability	4,690	3,966
Asset retirement obligation	260	236
Long-term derivative instruments	570	408
Revenues and royalties due others	41	42
Other liabilities	104	241

Total Long-Term Liabilities	20,010	15,843

CONTINGENCIES AND COMMITMENTS (Note 3)
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.01 par value, 20,000,000 shares authorized:
4.50% cumulative convertible preferred stock, 2,558,900 and 3,450,000 shares issued and outstanding as of September 30, 2008 and December 31, 2007, entitled in liquidation to $256 million and $345 million, respectively	256	345
5.00% cumulative convertible preferred stock (series 2005B), 2,095,615 and 5,750,000 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively, entitled in liquidation to $209 million and $575 million, respectively	209	575
6.25% mandatory convertible preferred stock, 143,768 shares issued and outstanding as of September 30, 2008 and December 31, 2007, entitled in liquidation to $36 million	36	36
4.125% cumulative convertible preferred stock, 3,033 and 3,062 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively, entitled in liquidation to $3 million	3	3
5.00% cumulative convertible preferred stock (series 2005), 5,000 shares issued and outstanding as of September 30, 2008 and December 31, 2007, entitled in liquidation to $1 million	1	1
Common Stock, $.01 par value, 750,000,000 shares authorized, 581,895,542 and 511,648,217 shares issued at September 30, 2008 and December 31, 2007, respectively	6	5
Paid-in capital	10,257	7,032
Retained earnings	5,604	4,150
Accumulated other comprehensive income (loss), net of tax of ($26) million and $6 million, respectively	44	(11)
Less: treasury stock, at cost; 586,779 and 500,821 common shares as of September 30, 2008 and December 31, 2007, respectively	(9)	(6)

Total Stockholders’ Equity	16,407	12,130

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,018	$30,734

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in millions except per share data)
REVENUES:
Natural gas and oil sales	$6,408	$1,492	$5,587	$4,164
Natural gas and oil marketing sales	1,038	501	2,934	1,446
Service operations revenue	45	34	127	101

Total Revenues	7,491	2,027	8,648	5,711

OPERATING COSTS:
Production expenses	239	165	658	461
Production taxes	87	56	250	151
General and administrative expenses	108	62	288	168
Natural gas and oil marketing expenses	1,014	483	2,864	1,394
Service operations expense	37	23	104	67
Natural gas and oil depreciation, depletion and amortization	480	479	1,518	1,314
Depreciation and amortization of other assets	48	44	125	120

Total Operating Costs	2,013	1,312	5,807	3,675

INCOME FROM OPERATIONS	5,478	715	2,841	2,036

OTHER INCOME (EXPENSE):
Interest and other income (expense)	(2)	1	(13)	12
Interest expense	(48)	(116)	(212)	(279)
Loss on repurchase of Chesapeake debt	(31)	—	(31)	—
Consent solicitation fees	(10)	—	(10)	—
Gain on sale of investments	—	—	—	83

Total Other Income (Expense)	(91)	(115)	(266)	(184)

INCOME BEFORE INCOME TAXES	5,387	600	2,575	1,852
INCOME TAX EXPENSE:
Current	193	9	196	19
Deferred	1,881	219	795	685

Total Income Tax Expense	2,074	228	991	704

NET INCOME	3,313	372	1,584	1,148
PREFERRED STOCK DIVIDENDS	(6)	(26)	(27)	(77)
LOSS ON CONVERSION/EXCHANGE OF PREFERRED STOCK	(25)	—	(67)	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,282	$346	$1,490	$1,071

EARNINGS PER COMMON SHARE:
Basic	$5.93	$0.76	$2.85	$2.37
Assuming dilution	$5.61	$0.72	$2.73	$2.23
CASH DIVIDEND DECLARED PER COMMON SHARE	$0.075	$0.0675	$0.2175	$0.195
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (in millions):
Basic	554	454	523	452
Assuming dilution	588	517	557	516

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	($ in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME	$1,584	$1,148
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation, depletion and amortization	1,643	1,434
Deferred income taxes	795	685
Unrealized (gains) losses on derivatives	(89)	126
Realized (gains) losses on financing derivatives	59	(76)
Stock-based compensation	100	59
Loss from equity investments	34	—
Loss on repurchase of Chesapeake debt	31	—
Gain on sale of investment	—	(83)
Other	6	6
Change in assets and liabilities	142	90

Cash provided by operating activities	4,305	3,389

CASH FLOWS FROM INVESTING ACTIVITIES:
Exploration and development of natural gas and oil properties	(4,641)	(3,770)
Acquisitions of natural gas and oil companies, proved and unproved properties and leasehold, net of cash acquired	(7,589)	(2,331)
Proceeds from sale of volumetric production payment	1,210	—
Divestitures of proved and unproved properties and leasehold	4,666	—
Additions to other property and equipment	(1,969)	(1,005)
Additions to investments	(61)	(7)
Proceeds from sale of drilling rigs and equipment	46	322
Proceeds from sale of compressors	114	147
Sale of other assets	21	32
Proceeds from sale of investments	2	124

Cash used in investing activities	(8,201)	(6,488)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	12,831	5,949
Payments on credit facility borrowings	(11,307)	(4,177)
Proceeds from issuance of senior notes, net of offering costs	2,136	1,607
Proceeds from issuance of common stock, net of offering costs	2,598	—
Cash paid to repurchase Chesapeake debt	(312)	—
Cash paid for common stock dividends	(106)	(85)
Cash paid for preferred stock dividends	(29)	(78)
Derivative settlements	(146)	(65)
Net increase (decrease) in outstanding payments in excess of cash balance	210	(54)
Excess tax benefit from stock-based compensation	42	13
Cash received from exercise of stock options	8	8
Other financing costs	(66)	(20)

Cash provided by financing activities	5,859	3,098

Net increase (decrease) in cash and cash equivalents	1,963	(1)
Cash and cash equivalents, beginning of period	1	3

Cash and cash equivalents, end of period	$1,964	$2

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	($ in millions)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION OF CASH PAYMENTS FOR:
Interest, net of capitalized interest	$215	$274
Income taxes, net of refunds received	$5	$33

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

As of September 30, 2008 and 2007, dividends payable on our common and preferred stock were $48 million and $56 million, respectively.

For the nine months ended September 30, 2008 and 2007, natural gas and oil properties were adjusted by $13 million and $130 million, respectively, for income tax liabilities related to acquisitions.

For the nine months ended September 30, 2008 and 2007, natural gas and oil properties were adjusted by ($3) million and $103 million, respectively, as a result of an increase (decrease) in accrued exploration and development costs.

For the nine months ended September 30, 2008 and 2007, other property and equipment were adjusted by $88 million and ($6) million, respectively, as a result of an increase (decrease) in accrued costs.

We recorded non-cash asset additions to natural gas and oil properties of $6 million and $15 million for the nine months ended September 30, 2008 and 2007, respectively, for asset retirement obligations.

We recorded non-cash asset additions to natural gas gathering systems of $6 million and $0 for the nine months ended September 30, 2008 and 2007, respectively, for asset retirement obligations.

For the nine months ended September 30, 2008, a holder of our 4.5% cumulative convertible preferred stock exchanged 891,100 shares for 2,227,750 shares of common stock in a privately negotiated exchange.

For the nine months ended September 30, 2008, holders of our 5.0% (Series 2005B) cumulative convertible preferred stock exchanged 3,654,385 shares for 10,443,642 shares of common stock in privately negotiated exchanges.

For the nine months ended September 30, 2008, holders of our 4.125% cumulative convertible preferred stock converted 29 shares into 1,743 shares of common stock, and for the nine months ended September 30, 2007, a holder of our 4.125% cumulative convertible preferred stock converted 3 shares into 180 shares of common stock.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	($ in millions)
PREFERRED STOCK:
Balance, beginning of period	$960	$1,958
Exchange of common stock for 3,654,385 shares of 5.00% preferred stock (series 2005B)	(366)	—
Exchange of common stock for 891,100 shares of 4.50% preferred stock	(89)	—
Exchange of common stock for 29 shares and 3 shares of 4.125% preferred stock	—	—

Balance, end of period	505	1,958

COMMON STOCK:
Balance, beginning of period	5	5
Issuance of 23,000,000 and 28,750,000 shares of common stock in 2008	1	—
Exchange of 12,673,135 and 180 shares of common stock for preferred stock	—	—

Balance, end of period	6	5

PAID-IN CAPITAL:
Balance, beginning of period	7,032	5,873
Issuance of 23,000,000 shares of common stock	1,052	—
Issuance of 28,750,000 shares of common stock	1,646	—
Stock-based compensation	124	82
Exercise of stock options	8	8
Offering expenses	(101)	—
Exchange of 12,673,135 and 180 shares of common stock for preferred stock	454	—
Tax benefit from exercise of stock options and restricted stock	42	13

Balance, end of period	10,257	5,976

RETAINED EARNINGS:
Balance, beginning of period	4,150	2,913
Net income	1,584	1,148
Dividends on common stock	(115)	(88)
Dividends on preferred stock	(15)	(77)
Adoption of FIN 48	—	(4)

Balance, end of period	5,604	3,892

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
Balance, beginning of period	(11)	528
Hedging activity	54	(334)
Marketable securities activity	1	(15)

Balance, end of period	44	179

TREASURY STOCK – COMMON:
Balance, beginning of period	(6)	(26)
Purchase of 87,056 shares for company benefit plans	(3)	—
Release of 1,098 and 665,673 shares for company benefit plans	—	20

Balance, end of period	(9)	(6)

TOTAL STOCKHOLDERS’ EQUITY	$16,407	$12,004

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in millions)
Net income	$3,313	$372	$1,584	$1,148
Other comprehensive income (loss), net of income tax:
Change in fair value of derivative instruments, net of income taxes of $728 million, $68 million, ($105) million and $3 million	1,187	110	(170)	6
Reclassification of (gain) loss on settled contracts, net of income taxes of $65 million, ($65) million, $117 million and ($243) million	104	(106)	189	(398)
Ineffective portion of derivatives qualifying for cash flow hedge accounting, net of income taxes of ($29) million, $11 million, $20 million and $35 million	(46)	17	34	57
Unrealized (gain) loss on marketable securities, net of income taxes of ($16) million, ($8) million, $1 million and ($9) million	(27)	(13)	1	(15)

Comprehensive income	$4,531	$380	$1,638	$798

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements of Chesapeake Energy Corporation and its subsidiaries have been prepared in accordance with the instructions to Form 10-Q as prescribed by the Securities and Exchange Commission. Chesapeake’s annual report on Form 10-K for the year ended December 31, 2007 (“2007 Form 10-K”) includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this Form 10-Q. All material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results for the interim periods have been reflected. The results for the three and nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the full year. This Form 10-Q relates to the three and nine months ended September 30, 2008 (the “Current Quarter” and the “Current Period”, respectively) and the three and nine months ended September 30, 2007 (the “Prior Quarter” and the “Prior Period”, respectively).

Income Taxes

Chesapeake adopted the provisions of FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 on January 1, 2007. As of September 30, 2008, the company estimates we have uncertain tax positions which could result in AMT liabilities of $140 million. If the outcome of these uncertain tax positions results in AMT liabilities, they can be utilized as credits against future regular tax liabilities; therefore, we are only required to establish an interest accrual associated with these liabilities. The uncertain tax positions identified would not have an effect on the effective tax rate. At September 30, 2008, we had a liability of $11 million for interest related to these same uncertain tax positions. Chesapeake recognizes interest related to uncertain tax positions in interest expense. Penalties, if any, related to uncertain tax positions would be recorded in other expenses.

Critical Accounting Policies

We consider accounting policies related to hedging, natural gas and oil properties, income taxes and business combinations to be critical policies. These policies are summarized in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2007 Form 10-K.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

2.	Financial Instruments and Hedging Activities

Natural Gas and Oil Hedging Activities

Our results of operations and operating cash flows are impacted by changes in market prices for natural gas and oil. To mitigate a portion of the exposure to adverse market changes, we have entered into various derivative instruments. As of September 30, 2008, our natural gas and oil derivative instruments were comprised of swaps, basis protection swaps, knockout swaps, cap-swaps, call options, put options and collars. These instruments allow us to predict with greater certainty the effective natural gas and oil prices to be received for our hedged production. Although derivatives often fail to achieve 100% effectiveness for accounting purposes, we believe our derivative instruments continue to be highly effective in achieving the risk management objectives for which they were intended.

•

For swap instruments, Chesapeake receives a fixed price for the hedged commodity and pays a floating market price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

•

Basis protection swaps are arrangements that guarantee a price differential for natural gas or oil from a specified delivery point. For Mid-Continent basis protection swaps, which typically have negative differentials to NYMEX, Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract. For Appalachian Basin basis protection swaps, which typically have positive differentials to NYMEX, Chesapeake receives a payment from the counterparty if the price differential is less than the stated terms of the contract and pays the counterparty if the price differential is greater than the stated terms of the contract.

•

For knockout swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for the possibility to reduce the counterparty’s exposure to zero, in any given month, if the floating market price is lower than certain pre-determined knockout prices.

•

For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a “cap” limiting the counterparty’s exposure. In other words, there is no limit to Chesapeake’s exposure but there is a limit to the downside exposure of the counterparty.

•

For call options, Chesapeake receives a premium from the counterparty in exchange for the sale of a call option. If the market price exceeds the fixed price of the call option, Chesapeake pays the counterparty such excess. If the market price settles below the fixed price of the call option, no payment is due from Chesapeake.

•

For put options, Chesapeake receives a premium from the counterparty in exchange for the sale of a put option. If the market price falls below the fixed price of the put option, Chesapeake pays the counterparty such shortfall. If the market price settles above the fixed price of the put option, no payment is due from Chesapeake.

•

Collars contain a fixed floor price (put) and ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, Chesapeake receives the fixed price and pays the market price. If the market price is between the call and the put strike price, no payments are due from either party.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Chesapeake enters into counter-swaps from time to time for the purpose of locking-in the value of a swap. Under the counter-swap, Chesapeake receives a floating price for the hedged commodity and pays a fixed price to the counterparty. The counter-swap is 100% effective in locking-in the value of a swap since subsequent changes in the market value of the swap are entirely offset by subsequent changes in the market value of the counter-swap. We refer to this locked-in value as a locked swap. Generally, at the time Chesapeake enters into a counter-swap, Chesapeake removes the original swap’s designation as a cash flow hedge and classifies the original swap as a non-qualifying hedge under SFAS 133. The reason for this new designation is that collectively the swap and the counter-swap no longer hedge the exposure to variability in expected future cash flows. Instead, the swap and counter-swap effectively lock-in a specific gain or loss that will be unaffected by subsequent variability in natural gas and oil prices. Any locked-in gain or loss is recorded in accumulated other comprehensive income and reclassified to natural gas and oil sales in the month of related production.

In accordance with FASB Interpretation No. 39, to the extent that a legal right of set-off exists, Chesapeake nets the value of its derivative arrangements with the same counterparty in the accompanying condensed consolidated balance sheets.

Gains or losses from certain derivative transactions are reflected as adjustments to natural gas and oil sales on the condensed consolidated statements of operations. Realized gains (losses) are included in natural gas and oil sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e., temporary fluctuations in value) are reported currently in the condensed consolidated statements of operations as unrealized gains (losses) within natural gas and oil sales. Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent they are effective in offsetting cash flows attributable to the hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is currently recognized in natural gas and oil sales as unrealized gains (losses). The components of natural gas and oil sales for the Current Quarter, the Prior Quarter, the Current Period and the Prior Period are presented below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in millions)
Natural gas and oil sales	$2,036	$1,161	$5,961	$3,361
Realized gains (losses) on natural gas and oil derivatives	(246)	286	(454)	916
Unrealized gains (losses) on non-qualifying natural gas and oil derivatives	4,543	73	134	(21)
Unrealized gains (losses) on ineffectiveness of cash flow hedges	75	(28)	(54)	(92)

Total natural gas and oil sales	$6,408	$1,492	$5,587	$4,164

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

The estimated fair values of our natural gas and oil derivative instruments as of September 30, 2008 and December 31, 2007 are provided below. The associated carrying values of these instruments are equal to the estimated fair values.

	Nine Months Ended
	September 30, 2008	December 31, 2007
	($ in millions)
Derivative assets (liabilities)(a):
Fixed-price natural gas swaps	$412	$(54)
Natural gas basis protection swaps	127	151
Fixed-price natural gas knockout swaps	409	108
Natural gas call options	(303)	(230)
Natural gas put options	(10)	—
Fixed-price natural gas collars	(49)	4
Fixed-price oil swaps	(39)	(110)
Fixed-price oil knockout swaps	(309)	(125)
Fixed-price oil cap-swaps	(6)	(17)
Oil call options	(182)	(96)
Fixed-price oil collars	(4)	—

Estimated fair value	$46	$(369)

(a)

See Item 3. Quantitative and Qualitative Disclosures About Market Risk in Part I. of this report for additional information concerning any associated premiums received, or discounts paid, in connection with certain derivative transactions.

Based upon the market prices at September 30, 2008, we expect to transfer approximately $163 million (net of income taxes) of the gain included in the balance in accumulated other comprehensive income to earnings during the next 12 months in the related month of production. All transactions hedged as of September 30, 2008 are expected to mature by December 31, 2022.

We have six secured hedging facilities, each of which permits us to enter into cash-settled natural gas and oil commodity transactions, valued by the counterparty, for up to a stated maximum value. Outstanding transactions under each facility are collateralized by certain of our natural gas and oil properties that do not secure any of our other obligations. The value of reserve collateral pledged to each facility is required to be at least 1.3 or 1.5 times the fair value of transactions outstanding under each facility. In addition, we may pledge collateral from our revolving bank credit facility, from time to time, to these facilities to meet any additional collateral coverage requirements. The hedging facilities are subject to a per annum exposure fee, which is assessed quarterly based on the average of the daily negative fair value amounts of the hedges, if any, during the quarter. The hedging facilities contain the standard representations and default provisions that are typical of such agreements. The agreements also contain various restrictive provisions which govern the aggregate natural gas and oil production volumes that we are permitted to hedge under all of our agreements at any one time. The fair value of outstanding transactions, per annum exposure fees and the scheduled maturity dates are shown below.

	Secured Hedging Facilities(a)
	#1	#2	#3	#4	#5	#6
	($ in millions)
Fair value of outstanding transactions, as of September 30, 2008	$88	$(91)	$(160)	$(9)	$203	$(195)
Per annum exposure fee	1%	1%	0.8%	0.8%	0.8%	0.8%
Scheduled maturity date	2010	2013	2020	2012	2012	2012

(a)	Chesapeake Exploration, L.L.C. is the named party to the facilities numbered 1 – 3 and Chesapeake Energy Corporation is the named party to the facilities numbered 4 – 6.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Interest Rate Derivatives

We use interest rate derivatives to mitigate our exposure to the volatility in interest rates. For interest rate derivative instruments designated as fair value hedges (in accordance with SFAS 133), changes in fair value are recorded on the condensed consolidated balance sheets as assets (liabilities), and the debt’s carrying value amount is adjusted by the change in the fair value of the debt subsequent to the initiation of the derivative. Changes in the fair value of non-qualifying derivatives that occur prior to their maturity (i.e., temporary fluctuations in value) are reported currently in the condensed consolidated statements of operations as unrealized gains (losses) within interest expense.

Gains or losses from certain derivative transactions are reflected as adjustments to interest expense on the condensed consolidated statements of operations. Realized gains (losses) included in interest expense were ($5) million, $1 million, ($1) million and a nominal amount in the Current Quarter, the Prior Quarter, the Current Period and the Prior Period, respectively. Unrealized gains (losses) included in interest expense were $8 million, ($19) million, $9 million and ($13) million in the Current Quarter, the Prior Quarter, the Current Period and the Prior Period, respectively.

As of September 30, 2008, the following interest rate derivatives were outstanding:

	Notional Amount ($ in millions)	Weighted Average Fixed Rate	Weighted Average Floating Rate	Weighted Average Cap/Floor Rate	Fair Value Hedge	Net Premiums ($ in millions)	Fair Value ($ in millions)
Fixed to Floating Swaps:
January 2008 – November 2020	$1,400	6.81%	6 month LIBOR plus 257 basis points	—	Yes	$—	$(30)
January 2008 – January 2018	$500	6.94%	6 month LIBOR plus 290 basis points	—	No	2	(6)
Floating to Fixed Swaps:
August 2007 – August 2010	$825	4.74%	1 - 3 month LIBOR	—	No	—	(14)
Swaption:
July 2008 – October 2008	$250	6.50%	—	—	No	4	(6)
Call Options:
January 2008 – July 2010	$1,000	6.63%	—	—	No	9	(18)
Collars:
August 2007 – August 2010	$800	—	—	5.37% – 4.52%	No	—	(19)

						$15	$(93)

In the Current Period, we sold call options on five of our interest rate swaps and received $12 million in premiums. Three call options were exercised in the Current Period resulting in the termination of three interest rate swaps and one call option expired unexercised. Additionally, we sold two swaptions in the Current Period and received $6 million in net premiums. One swaption was exercised during the Current Period and resulted in a new interest rate swap.

In the Current Period, we closed 32 interest rate swaps for gains totaling $72 million. These interest rate swaps were designated as fair value hedges and the settlement amounts received will be amortized as a reduction to interest expense over the remaining term of the related senior notes.

Foreign Currency Derivatives

On December 6, 2006, we issued €600 million of 6.25% Euro-denominated Senior Notes due 2017. Concurrent with the issuance of the euro-denominated senior notes, we entered into a cross currency swap to mitigate our exposure to fluctuations in the euro relative to the dollar over the term of the notes. Under the terms of the cross currency swap, on each semi-annual interest payment date, the counterparties pay Chesapeake €19 million and Chesapeake pays the counterparties $30 million, which yields an annual dollar-equivalent interest rate of 7.491%. Upon maturity of the notes, the counterparties will pay Chesapeake €600 million and Chesapeake will pay the counterparties $800 million. The terms of the cross currency swap were based on the dollar/euro exchange rate on the issuance date of $1.3325 to €1.00. Through the cross currency swap, we have eliminated any potential

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

variability in Chesapeake’s expected cash flows related to changes in foreign exchange rates and therefore the swap qualifies as a cash flow hedge under SFAS 133. The euro-denominated debt is recorded in notes payable ($845 million at September 30, 2008) using an exchange rate of $1.4081 to €1.00. The fair value of the cross currency swap is recorded on the condensed consolidated balance sheet as a liability of $27 million at September 30, 2008.

Concentration of Credit Risk

A significant portion of our liquidity is concentrated in both cash and cash equivalents and derivative instruments. On September 30, 2008, our cash and cash equivalents were invested in money market funds with investment grade ratings. A significant portion of these funds was invested at the close of business on September 19, 2008, and is protected under the U.S. Treasury Department’s Temporary Guarantee Program. The remaining funds were spread among several counterparties to mitigate the risk. The derivative instruments enable us to hedge a portion of our exposure to natural gas and oil price and interest rate volatility. These arrangements expose us to credit risk from our counterparties. To mitigate this risk, we enter into derivative contracts only with investment-grade rated counterparties deemed by management to be competent and competitive market makers. Recently there have been concerns about the ability of certain counterparties to continue to meet their financial obligations. On September 30, 2008, our commodity and interest rate derivative instruments were spread among 19 counterparties and no single counterparty represented a material credit risk to the company.

On September 15, 2008, Lehman Brothers Holdings Inc. (“Lehman”) filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court in the Southern District of New York. Chesapeake and its subsidiaries had certain business relationships with Lehman and its subsidiaries. We believe the Lehman bankruptcy and its potential impact on subsidiaries of Lehman will not have a material adverse effect on Chesapeake or its subsidiaries individually or collectively.

Lehman Brothers Commercial Bank (“LBCB”), a subsidiary of Lehman, had $75 million (2.1%) of the $3.5 billion in commitments under our revolving bank credit facility. Although LBCB, to date, has not filed for bankruptcy (to our knowledge), LBCB has not funded approximately $11 million of its share of our borrowings under the credit facility and we have no reason to expect that LBCB will do so in the future. The loss of $11 million in borrowing capacity is not material to us.

Chesapeake was a counterparty with Lehman Brothers Commodity Services Inc. (“LBCS”), a subsidiary of Lehman, in financial transactions. Specifically, we utilized LBCS as a counterparty to hedge a portion of our natural gas and oil production. The obligations of LBCS are guaranteed by Lehman, and the Lehman bankruptcy filing resulted in an event of default under our ISDA agreement with LBCS allowing us to terminate the ISDA on September 18, 2008, and cancel the outstanding transactions. The potential loss associated with the termination of such transactions is not material to us.

Chesapeake sells natural gas to Eagle Energy Partners 1, LP (“Eagle Energy”), previously an affiliate of Lehman. Eagle Energy was not included in the Lehman bankruptcy filing. On September 26, 2008, Eagle Energy notified us that EDF Trading Limited (“EDFT”), a wholly-owned subsidiary of Électricité de France SA (“EDF”), had entered into an agreement with Lehman to acquire Eagle Energy. The acquisition of Eagle Energy by EDFT was completed on October 31, 2008. We have received cash payment for all natural gas that has been sold to Eagle Energy and are continuing to do business with it.

Chesapeake will continue to closely monitor the Lehman bankruptcy situation and will assert its rights under the various contractual relationships. We monitor the credit worthiness of all our counterparties and do not believe a failure by a counterparty would have a material negative impact on our liquidity.

Other financial instruments which potentially subject us to concentrations of credit risk consist principally of investments in equity instruments and accounts receivable. Our accounts receivable are primarily from purchasers of natural gas and oil and exploration and production companies which own interests in properties we operate. This industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. We generally require letters of credit for receivables from customers which are judged to have sub-standard credit, unless the credit risk can otherwise be mitigated.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

3.	Contingencies and Commitments

Litigation

We are involved in various disputes incidental to our business operations, including claims from royalty owners regarding volume measurements, post-production costs and prices for royalty calculations. In Tawney, et al. v. Columbia Natural Resources, Inc., Chesapeake’s wholly-owned subsidiary Chesapeake Appalachia, L.L.C., formerly known as Columbia Natural Resources, LLC (CNR), is a defendant in a class action lawsuit filed in 2003 in the Circuit Court for Roane County, West Virginia by royalty owners. The plaintiffs allege that CNR underpaid royalties by improperly deducting post-production costs, failing to pay royalty on total volumes of natural gas produced and not paying a fair value for the natural gas produced from their leases. The plaintiff class consists of West Virginia royalty owners receiving royalties after July 31, 1990 from CNR. Chesapeake acquired CNR in November 2005, and its seller acquired CNR in 2003 from NiSource Inc. NiSource, a co-defendant in the case, has managed the litigation and indemnified Chesapeake against underpayment claims based on the use of fixed prices for natural gas production sold under certain forward sale contracts and other claims with respect to CNR’s operations prior to September 2003.

On January 27, 2007, the Circuit Court jury returned a verdict against the defendants of $404 million, consisting of $134 million in compensatory damages and $270 million in punitive damages. The jury found fraudulent conduct by the defendants with respect to the sales prices used to calculate royalty payments and with respect to the failure of CNR to disclose post-production deductions. On June 28, 2007, the Circuit Court sustained the jury verdict for punitive damages, and on September 27, 2007, it denied all post-trial motions. The defendants stayed the judgment during the pendency of their appeal to the West Virginia Supreme Court of Appeals by filing an irrevocable letter of credit in the amount of $50 million. They filed their initial Petition for Appeal on January 24, 2008. On May 22, 2008, the West Virginia Supreme Court of Appeals refused to hear the appeal. NiSource and Chesapeake filed two petitions for writ of certiorari to the United States Supreme Court on August 20, 2008, asserting among other things that their constitutional rights were violated by the manner in which punitive damages were awarded, the amount of punitive damages, and the lack of meaningful state court appellate review of the punitive damages award. The U.S. Supreme Court may or may not decide to accept the appeal. The West Virginia Supreme Court of Appeals has granted a stay of the judgment until the proceedings before the U.S. Supreme Court are concluded.

On October 22, 2008, the parties in the Tawney matter entered into a settlement agreement providing for the establishment of a settlement fund of $380 million, and the Circuit Court for Roane County, West Virginia granted preliminary approval of the settlement on October 23, 2008. The settlement is subject to final approval by the Circuit Court, following a fairness hearing currently scheduled for November 22, 2008. Chesapeake’s share of the prospective settlement fund would be approximately $41 million, which amount has previously been fully reserved. If the settlement receives final approval, NiSource and Chesapeake intend to withdraw their U.S. Supreme Court certiorari petitions. Chesapeake believes this litigation will not have a material adverse effect on its results of operations, financial condition or liquidity.

Chesapeake is subject to other legal proceedings and claims which arise in the ordinary course of business. In our opinion, the final resolution of these proceedings and claims will not have a material effect on the company.

Employment Agreements with Officers

Chesapeake has employment agreements with its chief executive officer, chief operating officer, chief financial officer and other executive officers, which provide for annual base salaries, various benefits and eligibility for bonus compensation. The agreement with the chief executive officer has a term of five years commencing January 1, 2008. The term of the agreement is automatically extended for one additional year on each December 31 unless the company provides 30 days notice of non-extension. In the event of termination of employment without cause, the chief executive officer’s base compensation (defined as base salary plus bonus compensation received during the preceding 12 months) and benefits would continue during the remaining term of the agreement. The chief executive officer is entitled to receive a payment in the amount of three times his base compensation upon the happening of certain events following a change of control. The agreement further provides that any stock-based awards held by the chief executive officer and deferred compensation will immediately become 100% vested upon termination of employment without cause, incapacity, death or retirement at or after

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

age 55, and any unexercised stock options will not terminate as the result of termination of employment. The agreements with the chief operating officer, chief financial officer and other executive officers expire on September 30, 2009. These agreements provide for the continuation of salary for one year in the event of termination of employment without cause or death and, in the event of a change of control, a payment in the amount of two times the executive officer’s base compensation. These executive officers are entitled to continue to receive compensation and benefits for 180 days following termination of employment as a result of incapacity. Any stock-based awards held by such executive officers will immediately become 100% vested upon termination of employment without cause, a change of control, death, or retirement at or after age 55.

Environmental Risk

Due to the nature of the natural gas and oil business, Chesapeake and its subsidiaries are exposed to possible environmental risks. Chesapeake has implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. Chesapeake conducts periodic reviews, on a company-wide basis, to identify changes in our environmental risk profile. These reviews evaluate whether there is a contingent liability, its amount, and the likelihood that the liability will be incurred. The amount of any potential liability is determined by considering, among other matters, incremental direct costs of any likely remediation and the proportionate cost of employees who are expected to devote a significant amount of time directly to any possible remediation effort. We manage our exposure to environmental liabilities on properties to be acquired by identifying existing problems and assessing the potential liability. Depending on the extent of an identified environmental problem, Chesapeake may exclude a property from the acquisition, require the seller to remediate the property to our satisfaction, or agree to assume liability for the remediation of the property. Chesapeake has historically not experienced any significant environmental liability, and is not aware of any potential material environmental issues or claims at September 30, 2008.

Rig Leases

In a series of transactions in 2006, 2007 and 2008, our drilling subsidiaries sold 81 drilling rigs and related equipment for $660 million and entered into a master lease agreement under which we agreed to lease the rigs from the buyer for initial terms of seven to ten years for lease payments of approximately $90 million annually. The lease obligations are guaranteed by Chesapeake and its other material restricted subsidiaries. These transactions were recorded as sales and operating leasebacks and any related gain or loss will be amortized to service operations expense over the lease term. Under the rig leases, we can exercise an early purchase option after six or seven years or on the expiration of the lease term for a purchase price equal to the then fair market value of the rigs. Additionally, we have the option to renew the rig lease for a negotiated renewal term at a periodic lease equal to the fair market rental value of the rigs as determined at the time of renewal. As of September 30, 2008, Chesapeake’s drilling subsidiaries had contracted to acquire 24 rigs to be constructed during 2008 and 2009. The total remaining cost of the rigs is estimated to be approximately $295 million. Our intent is to sell and lease back those rigs as they are delivered. Commitments related to rig lease payments are not recorded in the accompanying condensed consolidated balance sheets. As of September 30, 2008, the minimum aggregate future rig lease payments were approximately $619 million.

Compressor Leases

In 2007 and 2008, our compression subsidiary sold a significant portion of its existing compressor fleet, consisting of 1,443 compressors, for $303 million and entered into a master lease agreement. The term of the agreement varies by buyer ranging from seven to ten years for aggregate lease payments of approximately $36 million annually. The lease obligations are guaranteed by Chesapeake and its other material restricted subsidiaries. These transactions were recorded as sales and operating leasebacks and any related gain or loss will be amortized to natural gas and oil marketing expenses over the lease term. Under the leases, we can exercise an early purchase option after six to nine years or we can purchase the compressors at expiration of the lease for the fair market value at the time. In addition, we have the option to renew the lease for negotiated new terms at the expiration of the lease. Approximately 650 new compressors are on order for approximately $300 million and our intent is to sell and lease back those compressors as they are delivered. Commitments related to compressor lease payments are not recorded in the accompanying condensed consolidated balance sheets. As of September 30, 2008, the minimum aggregate future compressor lease payments were approximately $317 million.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Transportation Contracts

Chesapeake has various firm pipeline transportation service agreements with expiration dates ranging from one to 93 years. These commitments are not recorded in the accompanying condensed consolidated balance sheets. Under the terms of these contracts, we are obligated to pay demand charges as set forth in the transporter’s Federal Energy Regulatory Commission (FERC) gas tariff. In exchange, the company receives rights to flow natural gas production through pipelines located in highly competitive markets. As of September 30, 2008, the aggregate amount of such required demand payments was approximately $1.6 billion (excluding demand charges for pipeline projects that are currently seeking regulatory approval).

Drilling Contracts

Currently, Chesapeake has contracts with various drilling contractors to lease approximately 40 rigs with terms of one to three years. As of September 30, 2008, the aggregate drilling rig commitment was approximately $206 million.

Gas Purchase Obligations

Our marketing segment regularly commits to purchase natural gas from other owners in our properties and such commitments typically are short term in nature. We have also committed to purchase natural gas associated with volumetric production payment transactions. The purchase commitments extend over 11 to 15 year terms based on market prices at the time of production, and the purchased natural gas will be resold. As of September 30, 2008, we were obligated to purchase 371 bcfe under the terms of the volumetric production payments.

Other Commitments

We own a 49% interest in Mountain Drilling Company, a company that specializes in hydraulic drilling rigs which are designed for drilling in urban areas. Chesapeake has an agreement to lend Mountain Drilling Company up to $32 million through December 31, 2009. At September 30, 2008, Mountain Drilling owed Chesapeake $19 million under this agreement.

We invested in Ventura Refining and Transmission LLC in early 2007 and today own a 25% interest. There were no refineries in western Oklahoma until Ventura opened its refinery in 2006. We have an agreement to lend Ventura Refining and Transmission LLC up to $28 million through January 31, 2017. At September 30, 2008, there was $27 million outstanding under this agreement. Additionally, we have agreed to guarantee up to $70 million in commitments for Ventura to support its operating activities. As of September 30, 2008, we had guaranteed $62 million.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

4.	Net Income Per Share

Statement of Financial Accounting Standards No. 128, Earnings Per Share, requires presentation of “basic” and “diluted” earnings per share, as defined, on the face of the statements of operations for all entities with complex capital structures. SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted EPS computations.

The following securities were not included in the calculation of diluted earnings per share, as the effect was antidilutive:

•

For the Current Quarter and the Current Period, diluted shares do not include the common stock equivalent of our 4.5% preferred stock outstanding prior to conversion (convertible into 526,477 and 1,517,305 shares, respectively) and the preferred stock adjustment to net income does not include $12 million and $14 million, respectively, of dividends and loss on conversion related to these preferred shares, as the effect on diluted earnings per share would have been antidilutive.

For the Current Quarter and the Current Period, diluted shares do not include the common stock equivalent of our 5.0% (Series 2005B) preferred stock outstanding prior to conversion (convertible into 1,019,947 and 5,229,841 shares, respectively) and the preferred stock adjustment to net income does not include $13 million and $62 million, respectively, of dividends and loss on conversion related to these preferred shares, as the effect on diluted earnings per share would have been antidilutive.

Reconciliations for the three and nine months ended September 30, 2008 and 2007 are as follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in millions except per share data)
For the Three Months Ended September 30, 2008:
Basic EPS:
Income available to common shareholders	$3,282	554	$5.93

Effect of Dilutive Securities
Assumed conversion as of the beginning of the period of preferred shares outstanding during the period:
Common shares assumed issued for 4.50% convertible preferred stock	—	6
Common shares assumed issued for 5.00% convertible preferred stock (Series 2005B)	—	5
Common shares assumed issued for 6.25% convertible preferred stock	—	1
Effect of contingent convertible senior notes outstanding during the period	9	13
Employee stock options	—	2
Restricted stock	—	7
Preferred stock dividends	6	—

Diluted EPS Income available to common shareholders and assumed conversions	$3,297	588	$5.61

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in millions except per share data)
For the Three Months Ended September 30, 2007:
Basic EPS:
Income available to common shareholders	$346	454	$0.76

Effect of Dilutive Securities
Assumed conversion as of the beginning of the period of preferred shares outstanding during the period:
Common shares assumed issued for 4.50% convertible preferred stock	—	8
Common shares assumed issued for 5.00% convertible preferred stock (Series 2005)	—	18
Common shares assumed issued for 5.00% convertible preferred stock (Series 2005B)	—	15
Common shares assumed issued for 6.25% convertible preferred stock	—	17
Employee stock options	—	3
Restricted stock	—	2
Preferred stock dividends	26	—

Diluted EPS Income available to common shareholders and assumed conversions	$372	517	$0.72

For the Nine Months Ended September 30, 2008:
Basic EPS:
Income available to common shareholders	$1,490	523	$2.85

Effect of Dilutive Securities
Assumed conversion as of the beginning of the period of preferred shares outstanding during the period
Common shares assumed issued for 4.50% convertible preferred stock	—	6
Common shares assumed issued for 5.00% convertible preferred stock (Series 2005B)	—	5
Common shares assumed issued for 6.25% convertible preferred stock	—	1
Effect of contingent convertible senior notes outstanding during the period	12	13
Employee stock options	—	2
Restricted stock	—	7
Preferred stock dividends	18	—

Diluted EPS Income available to common shareholders and assumed conversions	$1,520	557	$2.73

For the Nine Months Ended September 30, 2007:
Basic EPS:
Income available to common shareholders	$1,071	452	$2.37

Effect of Dilutive Securities
Assumed conversion as of the beginning of the period of preferred shares outstanding during the period:
Common shares assumed issued for 4.50% convertible preferred stock	—	8
Common shares assumed issued for 5.00% convertible preferred stock (Series 2005)	—	18
Common shares assumed issued for 5.00% convertible preferred stock (Series 2005B)	—	15
Common shares assumed issued for 6.25% convertible preferred stock	—	17
Employee stock options	—	4
Restricted stock	—	2
Preferred stock dividends	77	—

Diluted EPS Income available to common shareholders and assumed conversions	$1,148	516	$2.23

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

5.	Stockholders’ Equity, Restricted Stock and Stock Options

Common Shares

The following is a summary of the changes in our common shares outstanding for the nine months ended September 30, 2008 and 2007:

	2008	2007
	(in thousands)
Shares outstanding at January 1	511,648	458,601
Common stock issuances	51,750	—
Preferred stock conversions	12,673	—
Stock option exercises	1,473	1,254
Restricted stock issuances net of terminations	4,352	14,367

Shares outstanding at September 30	581,896	474,222

In the Prior Period, we issued 9.8 million shares of restricted stock to our employees (except for our CEO and CFO, who did not participate in the stock awards) under a long-term stock incentive and retention program. These shares vest 50% in August 2009 with the remaining 50% vesting in August 2011.

Preferred Shares

The following is a summary of the changes in our preferred shares outstanding for the nine months ended September 30, 2008 and 2007:

	4.125%	5.00% (2005)	4.50%	5.00% (2005B)	6.25%
	(in thousands)
Shares outstanding at January 1, 2008	3	5	3,450	5,750	144
Conversion/exchange of preferred for common stock	—	—	(891)	(3,654)	—

Shares outstanding at September 30, 2008	3	5	2,559	2,096	144

Shares outstanding at January 1, 2007 and September 30, 2007	3	4,600	3,450	5,750	2,300

In connection with the exchanges and conversions noted above, we recorded losses of $25 million and $67 million in the Current Quarter and the Current Period, respectively. In general, the loss is equal to the excess of the fair value of all common stock exchanged over the fair value of the common stock issuable pursuant to the original conversion terms of the preferred stock.

During the Current Period, a holder of our 4.50% cumulative convertible preferred stock exchanged 891,100 shares for 2,227,750 shares of our common stock in a privately negotiated transaction.

During the Current Period, 3,654,385 shares of our 5.0% (series 2005B) cumulative convertible preferred stock were exchanged for 10,443,642 shares of common stock in privately negotiated exchange transactions.

During the Current Period, holders of our 4.125% cumulative convertible preferred stock converted 29 shares into 1,743 shares of common stock, and during the Prior Period, a holder of our 4.125% cumulative convertible preferred stock converted 3 shares into 180 shares of common stock.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Stock-Based Compensation

Chesapeake’s stock-based compensation programs consist of restricted stock and stock options issued to employees and non-employee directors. To the extent compensation cost relates to employees directly involved in natural gas and oil exploration and development activities, such amounts are capitalized to natural gas and oil properties. Amounts not capitalized are recognized as general and administrative expenses, production expenses, natural gas and oil marketing expenses or service operations expense. We recorded the following stock-based compensation during the Current Quarter, the Prior Quarter, the Current Period and the Prior Period:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in millions)
Natural gas and oil properties	$30	$23	$81	$45
General and administrative expenses	26	19	66	41
Production expenses	8	7	22	12
Natural gas and oil marketing expenses	3	2	8	3
Service operations expense	2	1	4	2

Total	$69	$52	$181	$103

Restricted Stock. Chesapeake regularly issues shares of restricted common stock to employees and to non-employee directors. The fair value of the awards issued is determined based on the fair market value of the shares on the date of grant. This value is amortized over the vesting period, which is generally four or five years from the date of grant for employees and three years for non-employee directors.

A summary of the changes in unvested shares of restricted stock during the Current Period is presented below:

	Number of Unvested Restricted Shares	Weighted Average Grant-Date Fair Value
Unvested shares as of January 1, 2008	19,688,759	$32.42
Granted	6,223,714	$53.24
Vested	(3,818,427)	$28.02
Forfeited	(744,276)	$36.95

Unvested shares as of September 30, 2008	21,349,770	$39.12

The aggregate intrinsic value of restricted stock vested during the Current Period was approximately $209 million based on the stock price at the time of vesting.

As of September 30, 2008, there was $713 million of total unrecognized compensation cost related to unvested restricted stock. The cost is expected to be recognized over a weighted average period of 2.82 years.

The vesting of certain restricted stock grants results in state and federal income tax benefits related to the difference between the market price of the common stock at the date of vesting and the date of grant. During the Current Quarter, the Prior Quarter, the Current Period and the Prior Period, we recognized excess tax benefits related to restricted stock of $18 million, $3 million, $27 million and $4 million, respectively, which were recorded as adjustments to additional paid-in capital and deferred income taxes.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Stock Options. Prior to 2006, we granted stock options under several stock compensation plans. Outstanding options expire ten years from the date of grant and vest over a four-year period.

The following table provides information related to stock option activity during the Current Period:

	Number of Shares Underlying Options	Weighted Average Exercise Price Per Share	Weighted Average Contract Life in Years	Aggregate Intrinsic Value(a) ($ in millions)
Outstanding at January 1, 2008	4,445,455	$7.55	4.37	$141
Exercised	(1,522,413)	$6.60		$64
Forfeited	(1,000)	$15.48
Expired	(133)	$9.57

Outstanding at September 30, 2008	2,921,909	$8.04	3.78	$81

Exercisable at September 30, 2008	2,918,784	$8.03	3.78	$81

(a)	The intrinsic value of a stock option is the amount by which the current market value or the market value upon exercise of the underlying stock exceeds the exercise price of the option.

As of September 30, 2008, unrecognized compensation cost related to unvested stock options was nominal.

During the Current Quarter, the Prior Quarter, the Current Period and the Prior Period, we recognized excess tax benefits related to stock options of $3 million, $2 million, $15 million and $9 million, respectively, which were recorded as adjustments to additional paid-in capital and deferred income taxes.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

6.	Senior Notes and Revolving Bank Credit Facility

Our total debt consisted of the following as of September 30, 2008 and December 31, 2007:

	September 30, 2008	December 31, 2007
	($ in millions)
7.5% Senior Notes due 2013	$364	$364
7.625% Senior Notes due 2013	500	500
7.0% Senior Notes due 2014	300	300
7.5% Senior Notes due 2014	300	300
6.375% Senior Notes due 2015	600	600
7.75% Senior Notes due 2015(a)	—	300
6.625% Senior Notes due 2016	600	600
6.875% Senior Notes due 2016	670	670
6.25% Euro-denominated Senior Notes due 2017(b)	845	876
6.5% Senior Notes due 2017	1,100	1,100
6.25% Senior Notes due 2018	600	600
7.25% Senior Notes due 2018	800	—
6.875% Senior Notes due 2020	500	500
2.75% Contingent Convertible Senior Notes due 2035(c)	690	690
2.5% Contingent Convertible Senior Notes due 2037(c)	1,650	1,650
2.25% Contingent Convertible Senior Notes due 2038(c)	1,380	—
Revolving bank credit facility	3,474	1,950
Discount on senior notes	(90)	(105)
Interest rate derivatives(d)	62	55

Total notes payable and long-term debt	$14,345	$10,950

(a)

The 7.75% Senior Notes due 2015 were redeemed on July 7, 2008 in order to re-finance a portion of our long-term debt at a lower rate of interest. In connection with the transaction we recorded a $31 million loss which consisted of a $12 million premium and $19 million of discounts, interest rate derivatives and deferred charges associated with the notes.

(b)

The principal amount shown is based on the dollar/euro exchange rate of $1.4081 to €1.00 and $1.4603 to €1.00 as of September 30, 2008 and December 31, 2007, respectively. See Note 2 for information on our related cross currency swap.

(c)

The holders of our contingent convertible senior notes may require us to repurchase, in cash, all or a portion of their notes at 100% of the principal amount of the notes on any of four dates that are five, ten, fifteen and twenty years before the maturity date. The notes are convertible, at the holder’s option, prior to maturity under certain circumstances into cash and, if applicable, shares of our common stock using a net share settlement process. One such triggering circumstance is that the price of our common stock exceeds a threshold amount during a specified period in a fiscal quarter. Convertibility based on common stock price is measured quarter by quarter. In the third quarter of 2008, the price of our common stock was below the threshold level for each series of the contingent convertible senior notes during the specified period and, as a result, the holders do not have the option to convert their notes into cash and common stock in the fourth quarter of 2008 under this provision. The notes are also convertible, at the holder’s option, during specified five-day periods if the trading price of the notes is below certain levels determined by reference to the trading price of our common stock. In general, upon conversion of a contingent convertible senior note, the holder will receive cash equal to the principal amount of the note and common stock for the note’s conversion value in excess of such principal amount. We will pay contingent interest on the convertible senior notes after they have been outstanding at least ten years, under certain conditions. We may redeem the convertible senior notes once they have been outstanding for ten years at a redemption price of 100% of the principal amount of the notes, payable in cash. The optional repurchase dates, the common stock price conversion threshold amounts and the ending date of the first six-month period contingent interest may be payable for the contingent convertible senior notes are as follows:

Contingent Convertible Senior Notes	Repurchase Dates	Common Stock Price Conversion Thresholds	Contingent Interest First Payable (if applicable)
2.75% due 2035	November 15, 2015, 2020, 2025, 2030	$48.83	May 14, 2016
2.5% due 2037	May 15, 2017, 2022, 2027, 2032	$64.47	November 14, 2017
2.25% due 2038	December 15, 2018, 2023, 2028, 2033	$107.36	June 14, 2019

(d)	See Note 2 for discussion related to these instruments.

No scheduled principal payments are required under our senior notes until 2013 when $864 million is due.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Our outstanding senior notes are unsecured senior obligations of Chesapeake that rank equally in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our future subordinated indebtedness. We may redeem the senior notes, other than the contingent convertible senior notes, at any time at specified make-whole or redemption prices. Senior notes issued before July 2005 are governed by indentures containing covenants that limit our ability and our restricted subsidiaries’ ability to incur additional indebtedness; pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness; make investments and other restricted payments; incur liens; enter into sale/leaseback transactions; create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries; engage in transactions with affiliates; sell assets; and consolidate, merge or transfer assets. Senior notes issued after June 2005 are governed by indentures containing covenants that limit our ability and our subsidiaries’ ability to incur certain secured indebtedness; enter into sale/leaseback transactions; and consolidate, merge or transfer assets.

Chesapeake is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. As of September 30, 2008, our obligations under our outstanding senior notes were fully and unconditionally guaranteed, jointly and severally, by all of our wholly-owned subsidiaries, other than minor subsidiaries, on a senior unsecured basis. In October 2008, we restructured our non-Appalachian midstream operations, as described in Note 11. As a result, certain of our wholly-owned subsidiaries having significant assets and operations do not presently guarantee our outstanding senior notes.

We have a $3.5 billion syndicated revolving bank credit facility which matures in November 2012. As of September 30, 2008, we had $3.474 billion in outstanding borrowings under our facility and utilized approximately $14 million of the facility for various letters of credit. To ensure that our revolving bank credit facility could be fully utilized in these turbulent economic times, we borrowed the remaining capacity under our facility at the end of the Current Quarter and invested the cash proceeds in short-term U.S. Treasury and other highly liquid securities. As a result, on September 30, 2008, we had cash and cash equivalents on hand of approximately $1.964 billion. All 36 lenders that participate in our revolving bank credit facility fully funded their commitment, with the exception of LBCB, a subsidiary of Lehman, which did not fund its $11 million share of the advance. See Concentration of Credit Risk in Note 2.

Borrowings under our facility are secured by certain producing natural gas and oil properties and bear interest at our option at either (i) the greater of the reference rate of Union Bank of California, N.A. or the federal funds effective rate plus 0.50% or (ii) the London Interbank Offered Rate (LIBOR), plus a margin that varies from 0.75% to 1.50% per annum according to our senior unsecured long-term debt ratings. The collateral value and borrowing base are determined periodically. The unused portion of the facility is subject to a commitment fee that also varies according to our senior unsecured long-term debt ratings, from 0.125% to 0.30% per annum. Currently, the commitment fee rate is 0.20% per annum. Interest is payable quarterly or, if LIBOR applies, it may be payable at more frequent intervals.

The credit facility agreement contains various covenants and restrictive provisions which limit our ability to incur additional indebtedness, make investments or loans and create liens. The credit facility agreement requires us to maintain an indebtedness to total capitalization ratio (as defined) not to exceed 0.70 to 1 and an indebtedness to EBITDA ratio (as defined) not to exceed 3.75 to 1. As defined by the credit facility agreement, our indebtedness to total capitalization ratio was 0.47 to 1 and our indebtedness to EBITDA ratio was 2.48 to 1 at September 30, 2008. If we should fail to perform our obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings under the facility could be declared immediately due and payable. Such acceleration , if involving a principal amount of $10 million ($50 million in the case of our senior notes issued after 2004), would constitute an event of default under our senior note indentures, which could in turn result in the acceleration of a significant portion of our senior note indebtedness. The credit facility agreement also has cross default provisions that apply to other indebtedness we may have with an outstanding principal amount in excess of $75 million.

Two of our subsidiaries, Chesapeake Exploration, L.L.C. and Chesapeake Appalachia, L.L.C., are the borrowers under our revolving bank credit facility. The facility is fully and unconditionally guaranteed, on a joint and several basis, by Chesapeake and all of our other wholly owned restricted subsidiaries.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

7.	Segment Information

In accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, we have two reportable operating segments. Our exploration and production operational segment and natural gas and oil marketing segment are managed separately because of the nature of their products and services. The exploration and production segment is responsible for finding and producing natural gas and oil. As of September 30, 2008, the marketing segment was responsible for gathering, processing, compressing, transporting and selling natural gas and oil primarily from Chesapeake-operated wells. We also have drilling rig and trucking operations which are responsible for providing drilling rigs primarily used on Chesapeake-operated wells and trucking services utilized in the transportation of drilling rigs on both Chesapeake-operated wells and wells operated by third parties.

Management evaluates the performance of our segments based upon income (loss) before income taxes. Revenues from the marketing segment’s sale of natural gas and oil related to Chesapeake’s ownership interests are reflected as exploration and production revenues. Such amounts totaled $1.591 billion, $843 million, $4.667 billion and $2.441 billion for the Current Quarter, the Prior Quarter, the Current Period and the Prior Period, respectively. The following table presents selected financial information for Chesapeake’s operating segments. Our drilling rig and trucking service operations are presented in “Other Operations”.

	Exploration and Production	Marketing	Other Operations	Intercompany Eliminations	Consolidated Total
	($ in millions)
For the Three Months Ended September 30, 2008:
Revenues	$6,408	$2,629	$164	$(1,710)	$7,491
Intersegment revenues	—	(1,591)	(119)	1,710	—

Total revenues	$6,408	$1,038	$45	$—	$7,491

Income (loss) before income taxes	$5,370	$19	$21	$(23)	$5,387

For the Three Months Ended September 30, 2007:
Revenues	$1,492	$1,344	$133	$(942)	$2,027
Intersegment revenues	—	(843)	(99)	942	—

Total revenues	$1,492	$501	$34	$—	$2,027

Income before income taxes	$586	$11	$38	$(35)	$600

For the Nine Months Ended September 30, 2008:
Revenues	$5,587	$7,601	$467	$(5,007)	$8,648
Intersegment revenues	—	(4,667)	(340)	5,007	—

Total revenues	$5,587	$2,934	$127	$—	$8,648

Income (loss) before income taxes	$2,528	$49	$67	$(69)	$2,575

For the Nine Months Ended September 30, 2007:
Revenues	$4,164	$3,887	$357	$(2,697)	$5,711
Intersegment revenues	—	(2,441)	(256)	2,697	—

Total revenues	$4,164	$1,446	$101	$—	$5,711

Income before income taxes	$1,813	$29	$104	$(94)	$1,852

As of September 30, 2008:
Total assets	$37,423	$2,926	$644	$(975)	$40,018
As of December 31, 2007:
Total assets	$29,317	$1,759	$487	$(829)	$30,734

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

8.	Natural Gas and Oil Properties

Joint Ventures

On July 1, 2008, we entered into a joint venture with Plains Exploration & Production Company to develop our Haynesville Shale leasehold in Northwest Louisiana and East Texas. Under the terms of the joint venture, Plains acquired a 20% interest in our approximately 550,000 net acres of Haynesville Shale leasehold for $1.65 billion in cash, subject to normal post-closing adjustments. Plains has also agreed to fund 50% of our 80% share of the costs associated with drilling and completing future Haynesville Shale joint venture wells over a multi-year period, up to an additional $1.65 billion. In addition, Plains has the right to a 20% participation in any additional leasehold we acquire in the Haynesville Shale. Cash proceeds from the sale were reflected as a reduction of natural gas and oil properties for accounting purposes, with no gain or loss recognized. PXP’s commitment to fund 50% of our share of future drilling and completion costs (up to $1.65 billion) is expected to reduce DD&A expense by reducing the amount of capital we would invest to develop our Haynesville properties.

On September 5, 2008, we entered into a joint venture with BP America Inc. to develop our Fayetteville Shale leasehold in Arkansas. Under the terms of the joint venture, BP acquired a 25% interest in our approximately 540,000 net acres of Fayetteville Shale leasehold for $1.1 billion in cash, which was paid at closing. BP has also agreed to pay $800 million by funding 100% of Chesapeake’s 75% share of drilling and completion expenditures until the $800 million obligation has been funded. In addition, BP has the right to a 25% participation in any additional leasehold we acquire in the Fayetteville Shale. Cash proceeds from the sale were reflected as a reduction of natural gas and oil properties for accounting purposes, with no gain or loss recognized. BP’s commitment to fund our share of future drilling and completion costs (up to $800 million) is expected to reduce DD&A expense by reducing the amount of capital we would invest to develop our Fayetteville properties.

Volumetric Production Payments

On May 1, 2008, we sold certain long-lived producing assets in Texas, Oklahoma and Kansas in a volumetric production payment transaction for net proceeds of $616 million. These assets had estimated proved reserves of approximately 94 bcfe and current net production (at the time of sale) of approximately 47 mmcfe per day. Chesapeake retained drilling rights on the properties below currently producing intervals.

On August 1, 2008, we completed another volumetric production payment transaction with estimated proved reserves of approximately 93 bcfe and current net production (at the time of sale) of approximately 46 mmcfe per day from wells in the Anadarko Basin of Oklahoma. This transaction resulted in net proceeds to us of $594 million. For accounting purposes, these transactions were treated as sales of natural gas and oil properties with no gain or loss recognized and our proved reserves were reduced accordingly.

Divestitures

On August 8, 2008, BP America Inc. acquired all of our interests in approximately 90,000 net acres of leasehold and producing natural gas properties in the Arkoma Basin Woodford Shale play for $1.7 billion in cash. The properties were producing approximately 50 mmcfe per day (at the time of sale).

Also in the Current Period, we sold non-core natural gas and oil assets in the Rocky Mountains and in the Mid-Continent for proceeds of $243 million.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

9.	Fair Value Measurements

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements for our financial assets and liabilities measured on a recurring basis. This statement establishes a framework for measuring fair value of assets and liabilities and expands disclosures about fair value measurements. In February 2008, the FASB issued FSP 157-2, which delayed the effective date of SFAS No. 157 by one year for nonfinancial assets and liabilities.

SFAS 157 defines fair value as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants, i.e., an exit price. To estimate an exit price, a three-level hierarchy is used. The fair value hierarchy prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or a liability, into three levels. Level 1 inputs are unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority. Level 2 inputs are inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the financial asset or liability and have the lowest priority. Chesapeake uses appropriate valuation techniques based on available inputs, including counterparty quotes, to measure the fair values of its assets and liabilities. Counterparty quotes are generally assessed as a Level 3 input.

The following table provides fair value measurement information for financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2008.

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
	($ in millions)
Financial Assets (Liabilities):
Cash equivalents	$1,964	$—	$—	$1,964
Derivatives, net	$—	$406	$(480)	$(74)
Investments	$44	$—	$—	$44
Other long-term assets	$23	$—	$—	$23
Long-term debt	$—	$—	$(2,275)	$(2,275)
Other long-term liabilities	$(23)	$—	$—	$(23)

The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.

Level 1 Fair Value Measurements

Cash Equivalents. The fair value of cash equivalents is based on quoted market prices.

Investments. The fair value of Chesapeake’s investment in Gastar Exploration Ltd. common stock is based on a quoted market price.

Other Long-Term Assets and Liabilities. The fair value of other long-term assets and liabilities, consisting of our Deferred Compensation Plan, is based on quoted market prices.

Level 2 Fair Value Measurements

Derivatives. The fair values of our natural gas swaps are measured internally using established index prices and other sources. These values are based upon, among other things, futures prices and time to maturity.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Level 3 Fair Value Measurements

Derivatives. The fair values of our derivatives, excluding natural gas swaps, are based on estimates provided by our respective counterparties and reviewed internally using established index prices and other sources. These values are based upon, among other things, futures prices, interest rate curves and time to maturity.

Debt. The fair value of our long-term debt is based on face value of the debt along with the value of the related interest rate swaps. The interest rate swap values are based on estimates provided by our respective counterparties and reviewed internally for reasonableness using future interest rate curves and time to maturity.

A reconciliation of Chesapeake’s assets and liabilities classified as Level 3 measurements is presented below.

	Derivatives	Debt	Total
	($ in millions)
Balance of Level 3 as of January 1, 2008	$(340)	$(2,404)	$(2,744)
Total gains or losses (realized/unrealized):
Included in earnings(a)	409	29	438
Included in other comprehensive income (loss)	(82)	—	(82)
Purchases, issuances and settlements	(467)	100 (b)	(367)
Transfers in and out of Level 3	—	—	—

Balance of Level 3 as of September 30, 2008	$(480)	$(2,275)	$(2,755)

(a)		Natural Gas and Oil Revenue	Interest
		($ in millions)
	Total gains and losses related to derivatives included in earnings for the period	$430	$(21)
	Change in unrealized gains or losses relating to assets still held at reporting date	$138	$(22)

(b)	Amount represents debt now recorded at fair value as a result of new interest rate swaps entered into in the Current Period.

10.	Recently Issued and Proposed Accounting Standards

The FASB recently issued the following standards which were reviewed by Chesapeake to determine the potential impact on our financial statements upon adoption.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement expands the use of fair value measurement and applies to entities that elect the fair value option. The fair value option established by this statement permits all entities to choose to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Since we have not elected to adopt the fair value option for eligible items, SFAS No. 159 has not had an impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51. This statement requires an entity to separately disclose non-controlling interests as a separate component of equity in the balance sheet and clearly identify on the face of the income statement net income related to non-controlling interests. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently assessing the impact, if any, the adoption of this statement will have on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations. This statement requires assets acquired and liabilities assumed to be measured at fair value as of the acquisition date, acquisition-related costs incurred prior to the acquisition to be expensed and contractual contingencies to be recognized at fair value as of the acquisition date. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently assessing the impact, if any, the adoption of this statement will have on our financial position, results of operations or cash flows.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. The statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently assessing the impact that adoption of this statement will have on our financial disclosures.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. The accounting prescribed by FSP APB 14-1 would increase the amount of interest expense required to be recognized with respect to such instruments and, thus, lower reported net income and net income per share of issuers of such instruments. Issuers will have to account for the liability and equity components of the instrument separately and in a manner that reflects interest expense at the interest rate of similar nonconvertible debt. We have three debt series that will be affected by the guidance, our 2.75% Contingent Convertible Senior Notes due 2035, our 2.5% Contingent Convertible Senior Notes due 2037 and our 2.25% Contingent Convertible Senior Notes due 2038. This staff position is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008 and must be applied on a retrospective basis. We are currently assessing the impact that adoption of this staff position will have on our consolidated financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP EITF 03-6-1 addresses whether instruments granted in share-based payments transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. FSP EITF No. 03-6-1 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008; earlier application is not permitted. We are currently evaluating the impact, if any, the adoption of FSP EITF No. 03-6-1 will have on our financial position, results of operations or cash flows.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP FAS 157-3 clarifies the application of FASB statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective upon issuance and will not have a material impact on our financial position, results of operations or cash flows.

11.	Subsequent Events

In early October 2008, Chesapeake designated its midstream wholly-owned subsidiaries as unrestricted subsidiaries under each of Chesapeake’s indentures and its $3.5 billion revolving bank credit agreement. On October 16, 2008, one of these unrestricted subsidiaries, Chesapeake Midstream Operating, L.L.C., entered into a $460 million syndicated revolving bank credit facility which matures in October 2013. Borrowings under the midstream revolving credit facility will be used to fund capital expenditures and working capital associated with our midstream operations.

Subsequent to September 30, 2008, holders of certain of our contingent convertible senior notes exchanged their senior notes for shares of common stock in privately negotiated exchanges as summarized below (in millions):

Contingent Convertible Senior Notes	Principal Amount	Number of Common Shares
2.75% due 2035	$160	5.8
2.50% due 2037	$262	8.1
2.25% due 2038	$219	5.5

The difference between the face value of the notes that were exchanged and the fair value of the common stock issued will be treated as a gain on the cancellation of indebtedness.

12.    Condensed Consolidating Financial Information

Chesapeake is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. As of September 30, 2008, our obligations under our outstanding senior notes and contingent convertible notes listed in Note 6 were fully and unconditionally guaranteed, jointly and severally, by all of our wholly-owned subsidiaries, other than minor subsidiaries, on a senior unsecured basis. In October 2008, we restructured our non-Appalachian midstream operations, as described in Note 11. As a result, certain of our wholly-owned subsidiaries having significant assets and operations do not guarantee our outstanding notes. The midstream revolving credit facility referred to in Note 11 contains a covenant restricting Chesapeake Midstream Partners, L.P., the parent of our midstream subsidiaries, from paying dividends or distributions to Chesapeake.

Set forth below are condensed consolidating financial statements for Chesapeake (the “parent”) on a stand-alone, unconsolidated basis, and its combined guarantor and combined non-guarantor subsidiaries as of and for the nine-month period ended September 30, 2008. We have not provided comparative financial statements because the non-guarantor subsidiaries as of December 31, 2007 were minor subsidiaries individually and in the aggregate. The financial information may not necessarily be indicative of results of operations, cash flows, or financial position had the subsidiaries operated as independent entities.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2008

($ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Parent	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,964	$—	$—	$—	$1,964
Other Current Assets	1,981	189	70	(93)	2,147

Total current assets	3,945	189	70	(93)	4,111

PROPERTY AND EQUIPMENT:
Total natural gas and oil properties, at cost based on full-cost accounting, net	31,003	12	—	—	31,015
Other property and equipment, net	1,557	2,273	—	—	3,830

Total Property and Equipment	32,560	2,285	—	—	34,845

Other assets	885	—	2,478	(2,301)	1,062
Investments in subsidiaries	170	—	9,216	(9,386)	—

TOTAL ASSETS	$37,560	$2,474	$11,764	$(11,780)	$40,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Liabilities	$3,101	$156	$403	$(59)	$3,601
Intercompany payable (receivable) from parent	13,935	2,032	(15,983)	16	—

Total Current Liabilities	17,036	2,188	(15,580)	(43)	3,601

Long-term debt, net	5,775	—	10,871	(2,301)	14,345
Deferred income tax liability	4,591	110	39	(50)	4,690
Other liabilities	942	6	27	—	975

Total Long-Term Liabilities	11,308	116	10,937	(2,351)	20,010

Total Stockholders’ Equity	9,216	170	16,407	(9,386)	16,407

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,560	$2,474	$11,764	$(11,780)	$40,018

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

($ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Parent	Eliminations	Consolidated
For the Nine Months Ended September 30, 2008:
REVENUES:
Natural gas and oil sales	$5,586	$1	$—	$—	$5,587
Natural gas and oil marketing sales	2,810	235	—	(111)	2,934
Service operations revenue	126	33	—	(32)	127

Total Revenues	8,522	269	—	(143)	8,648

OPERATING COSTS:
Production expenses	658	—	—	—	658
Production taxes	250	—	—	—	250
General and administrative expenses	273	15	—	—	288
Natural gas and oil marketing expenses	2,767	97	—	—	2,864
Service operations expense	103	15	—	(14)	104
Natural gas and oil depreciation, depletion and amortization	1,518	—	—	—	1,518
Depreciation and amortization of other assets	83	42	—	—	125

Total Operating Costs	5,652	169	—	(14)	5,807

INCOME FROM OPERATIONS	2,870	100	—	(129)	2,841

OTHER INCOME (EXPENSE):
Interest and other income (expense)	(30)	7	525	(525)	(23)
Interest expense	(364)	(4)	(369)	525	(212)
Loss on repurchase of Chesapeake debt	—	—	(31)	—	(31)
Equity in net earnings of subsidiary	(16)	—	1,507	(1,491)	—

Total Other Income (Expense)	(410)	3	1,632	(1,491)	(266)

INCOME BEFORE INCOME TAXES	2,460	103	1,632	(1620)	2,575
INCOME TAX EXPENSE:
Total Income Tax Expense	953	40	48	(50)	991

NET INCOME	$1,507	$63	$1,584	$(1,570)	$1,584

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

($ in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Parent	Eliminations	Consolidated
For the Nine Months Ended September 30, 2008:
CASH FLOWS FROM OPERATING ACTIVITIES	$5,561	$158	$156	$(1,570)	$4,305

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to natural gas and oil properties	(12,225)	(5)	—	—	(12,230)
Divestitures of proved and unproved natural gas and oil properties	5,858	18	—	—	5,876
Additions to other property and equipment	(745)	(1,224)	—	—	(1,969)
Other investing activities	122	—	—	—	122

Cash used by investing activities	(6,990)	(1,211)	—	—	(8,201)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	12,831	—	—	—	12,831
Payments on credit facility borrowings	(11,307)	—	—	—	(11,307)
Proceeds from issuance of senior notes, net of offering costs	—	—	2,136	—	2,136
Proceeds from issuance of common stock, net of offering costs	—	—	2,598	—	2,598
Other financing activities	62	—	(461)	—	(399)
Intercompany advances, net	1,806	1,053	(4,429)	1,570	—

Cash provided by financing activities	3,392	1,053	(156)	1,570	5,859

Net increase in cash and cash equivalents	1,963	—	—	—	1,963
Cash and cash equivalents, beginning of period	1	—	—	—	1

Cash and cash equivalents, end of period	$1,964	$—	$—	$—	$1,964